Exhibit 10.27

FOURTH AMENDMENT TO LEASE AGREEMENT

This FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) dated July 31, 2005, is between Middlefield II LLC, a Delaware limited liability company (“Landlord”), and DITECH Communication Corporation, a California corporation, f/k/a DITECH Corporation (“Tenant”).

Recitals:

A.            Tenant is the tenant under the Lease Agreement dated August 18, 1998 (the “Original Lease”) between Lincoln-Whitehall Pacific, LLC (“Lincoln-Whitehall”), as landlord, and Tenant.  The Original Lease has been amended by the First Amendment to Lease Agreement dated January 25, 1999 (the “First Amendment”) between Lincoln-Whitehall and Tenant, by the certain Second Amendment to Lease Agreement dated February 15, 2000 (the “Second Amendment”) between Middlefield-Bernardo Associates LLC, a Delaware limited liability company (“Middlefield”) and Tenant, by the Lease Commencement Agreement dated June 10, 2000 (the “Expansion Space #1 Commencement Agreement”) between Middlefield and Tenant, by the Lease Commencement Agreement dated September 20, 2000 (the “Expansion Space #2 Commencement Agreement”) between Middlefield and Tenant and by the Third Amendment to Lease Agreement dated February 24, 2003 (the “Third Amendment”) between MB Technology Park, LLC, a California limited liability company and Tenant (Lincoln-Whitehall, Middlefield and MB Technology are, collectively, the “Prior Landlord”).  The Original Lease, as amended by the First Amendment, the Second Amendment, the Expansion Space #1 Commencement Agreement, the Expansion Space #2 Commencement Agreement, and the Third Amendment, is the “Prior Lease”; the Prior Lease, as amended by this Fourth Amendment, is the “Lease”.  The Prior Lease concerns those certain premises (the “Premises”) that consist of approximately 61,318 rentable square feet of space in the buildings located at 815 and 825 East Middlefield Road, Mountain View, California, as such premises are more specifically described in the Prior Lease.  All initially-capitalized terms in this Fourth Amendment that are not defined in this Fourth Amendment shall have the meanings given them in the Prior Lease.

B.            Landlord has acquired all of Prior Landlord’s interest in the Park and the Prior Lease.

C.            Landlord and Tenant desire to amend the Prior Lease to, among other things, modify the Term in accordance with the terms of this Fourth Amendment.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.             Interpretation.  The Prior Lease remains in full force and effect as amended by this Fourth Amendment.  Wherever the terms of this Fourth Amendment and the Prior Lease conflict, this Fourth Amendment shall control.

1.             Term.  Under the Prior Lease, the initial Term is scheduled to expire on June 30,

2006 (the “Expiration Date”).  Landlord and Tenant hereby amend the Prior Lease by shortening the initial Term so that it will expire on, and so that the Expiration Date of the initial Term is, July 31, 2005.  Landlord and Tenant hereby further amend the Lease by extending the Term for the period (the “First Extension Term”) that commences on August 1, 2005 (the “Extension Term Commencement Date”) and ends on July 31, 2011.

2.             Grant of Extension Option. Tenant shall have one option (“Option”) to extend the Term for 3 years (the “Second Extension Term”) as follows:

a.             Tenant’s Option Notice.  If Landlord does not receive written notice from Tenant of its exercise of this Option on a date that is not more than 360 days nor less than 240 days prior to the end of the First Extension Term (the “Option Notice”), all rights under this Option shall automatically terminate and shall be of no further force or effect.

b.             Establishing the Initial Monthly Base Rent for the Second Extension Term. The initial monthly Base Rent for the Second Extension Term shall be the then-current market rent for similar space within the competitive market area of the Premises (the “Fair Rental Value”). “Fair Rental Value” of the Premises means the current market rental value of the Premises as of the commencement of the Second Extension Term, taking into consideration all relevant factors, including length of term, the uses permitted under the Lease, the quality, size, design and location of the Premises, including the condition and value of existing tenant improvements, and the monthly base rent paid by tenants for premises comparable to the Premises, and located in the competitive market area of the Premises, as reasonably determined by Landlord.

If Landlord and Tenant are unable to agree on the Fair Rental Value for the Second Extension Term within 10 days of receipt by Landlord of the Option Notice for the Second Extension Term, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least 10 years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to determine the Fair Rental Value for the Second Extension Term. If either Landlord or Tenant does not appoint a broker within 10 days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Rental Value for the Second Extension Term. If two brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Rental Value. If the two brokers are unable to agree within 10 days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within 10 days after the last day the two brokers are given to set the Fair Rental Value. If the two brokers are unable to agree on the third broker, either Landlord or Tenant by giving 10 days’ notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within 15 days after the selection of the third broker, the third broker shall select one of the two Fair Rental Values submitted by the first two brokers as the Fair Rental Value for the Second Extension Term. If either of the first two brokers fails to submit their opinion of the Fair Rental Value within the time frames set forth above, then the single Fair Rental Value submitted shall automatically be the initial monthly Base Rent for the Second Extension Term.

Upon determination of the initial monthly Base Rent for the Second Extension Term pursuant to the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease describing the monthly Base Rent for the Second Extension Term.  Such amendment shall set forth the initial monthly Base Rent for the Second Extension Term and the actual commencement date and expiration date of the Second Extension Term.  Tenant shall have no other right to further extend the term of the Lease under this Section 3 unless Landlord and Tenant otherwise agree in writing.

c.             Condition of Premises for the Second Extension Term.  If Tenant timely and properly exercises this Option, in strict accordance with the terms contained in this Section 3, Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises.  Nothing in the previous sentence shall be construed to alter Landlord’s obligations for repair and maintenance under the Lease.

d.             Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and any permitted transferee described in Section 15.4 of the Original Lease and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default beyond any applicable cure period at any time during the initial term of the Lease, or is currently in default of any provision of the Lease beyond any applicable cure period; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises to a transferee permitted under Section 15.4 of the Original Lease; and/or (3) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (4) Tenant and any transferee permitted under Section 15.4 of the Original Lease no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms of the Lease.

e.             Time is of the Essence.  Time is of the essence with respect to each and every time period set forth in this Section 3.

3.             Base Rent.

a.             The monthly Base Rent payable under the Lease with respect to the portion of the Term commencing on August 1, 2005 is hereby amended to be due and payable in the following amounts during the following periods as and when the Lease requires.  “Lease Months” means the calendar months starting on August 1, 2005.

Lease Months	Monthly Base Rent	Monthly Base Rent Per Square Foot
1-12	$73,581.60	$1.20
13-24	$76,647.50	$1.25
25-36	$79,713.40	$1.30
37-48	$85,845.20	$1.40
49-60	$88,911.10	$1.45
61-72	$91,977.00	$1.50

Landlord shall reimburse Tenant for an overpayment in Base Rent in the amount of $172,620.80 (the “Rent Credit”).  Provided that no default beyond any applicable cure period then exists with respect to Tenant’s obligation to pay Rent and Tenant is then lawfully in occupancy of the Premises, Landlord shall pay to Tenant the Rent Credit in the amount of $172,620.80 within 60 days after the execution of this Fourth Amendment.  If Tenant has not received the Rent Credit within 60 days after the execution of this Fourth Amendment, Tenant may deduct any amount of the Rent Credit not yet received from Base Rent.

b.             Within 30 days after the 36th month of the Lease, provided that no default then exists beyond any applicable cure period, Landlord shall refund a portion of Tenant’s security deposit under the Prior Lease in the amount of $72,742, which amount is based on the difference between the total security deposit of $164,719 under the Prior Lease and the last month’s Base Rent of $91,977.00.

2.             Tenant Work.

c.             Tenant Work.  Tenant shall perform such tenant improvement work (the “Tenant Work”) in the Premises as Tenant elects for the purpose of improving the Premises or, with Landlord’s consent, any other improvements to the buildings.  All Tenant Work shall comply with this Section 2 and Section 10 of the Original Lease.

d.             Plans.  Prior to commencing any Tenant Work, Tenant shall, at its sole risk and cost, deliver to Landlord separate sets of architectural plans and specifications (the “Plans”) for the proposed Tenant Work.  The Plans shall be subject to Landlord’s approval and shall be approved by all local governmental authorities with jurisdiction.  Landlord will not unreasonably withhold, delay or condition its approval of any Plans, provided, that Landlord shall be deemed to have reasonably withheld its approval of such Plans if the proposed Tenant Work shown on such proposed Plans, in Landlord’s reasonable opinion, either:  (i) is likely to adversely affect the operating systems, structure (including but not limited to any part of the roof), or exterior appearance of the Buildings;  operating systems or the structure of the Buildings, including its roof; (ii) is likely to materially increase the cost of operating the Buildings; (iii) would violate any governmental laws, rules or ordinances; (iv) contains or uses Hazardous Materials other than those permitted by all applicable laws; (v) is not approved or permitted by any mortgagee or beneficiary under any mortgage or deed of trust encumbering the Park; or (vi) is not in accordance with “Landlord’s Building Standards”, as that term is defined in Exhibit B to the Original Lease.  If Landlord notifies Tenant that changes are required to any Plans, Tenant shall promptly submit to Landlord, for its approval, such Plans amended in accordance with the changes so required.  Tenant shall also revise the proposed Plans and change the proposed Tenant Work shown on such proposed Plans to incorporate any work required in the relevant portion of the Premises by any local governmental field inspector.  Landlord shall deliver written notice (the “Approval Notice”) to Tenant of its approval of any Plans, provided that any Plans which Tenant has duly submitted to Landlord for approval shall be deemed approved by Landlord if Landlord fails to provide notice to Tenant of any comments or objections within 5 days after Landlord received such proposed Plans.  Any Plans approved by Landlord or deemed approved by Landlord are “Approved Plans”.  Landlord’s approval of any Plans shall in no way be deemed to be (a) an acceptance or approval of any element in such Plans which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (b) an assurance that work done pursuant to the Approved Plans will comply with all applicable laws, or satisfy Tenant’s objectives and needs.

e.             Performance of Tenant Work.  Upon Tenant’s receipt of the Approval Notice, Tenant shall proceed, at its sole risk and cost and with due diligence, to complete all of the Tenant Work.  Tenant shall, at its sole expense, obtain all required building permits for the construction of the Tenant Work shown on the Approved Plans and, except where specifically designated in the Approved Plans, shall use only new, first-class materials in the Tenant Work.  All Tenant Work shall be performed only by a contractor or contractors approved by Landlord in advance in writing, and shall be completed in a good and workmanlike manner and in accordance with all applicable statutes, laws, codes and regulations.  Tenant and Tenant’s contractors shall make all efforts and take all steps reasonably appropriate to assure that all construction activities do not unreasonably interfere with the operation of the buildings in the Park and the ability of other occupants of the Park to conduct business in a routine manner.  Tenant shall have no authority to deviate materially from the Approved Plans as approved by Landlord in the performance of the Tenant Work, except as authorized by Landlord in writing, which authorization shall not be unreasonably withheld or delayed.  Tenant shall provide notice to Landlord of the date of the occurrence of the substantial completion of the Tenant Work, together with a statement from Tenant’s architect or general contractor (the “Substantial Completion Certificate”) certifying that such substantial completion has occurred and the total cost to Tenant of all labor, materials, and services supplied in the construction or installation of the Tenant Work, together with all design costs and other fees and expenses properly allocable to the performance of the Tenant Work (the “Project Costs”).  The Substantial Completion Certificate shall include an itemized listing of the total cost of the Tenant Work shown on such Approved Plans and copies of invoices or such other source documents as Landlord may reasonably request in order to verify its accuracy.  Upon Landlord’s receipt of each of the Substantial Completion Certificate, Landlord shall inspect the relevant Tenant Work and note any deficiencies or unfinished items which, if so noted, Tenant shall complete with due diligence.  Tenant shall perform all Tenant Work in accordance with all provisions of the Prior Lease, including but not limited to Section 10.1 of the Original Lease, which are not inconsistent with the terms of this Fourth Amendment, provided that Tenant shall not be obligated to post the completion and indemnity bond required by Section 10.1 of the Original Lease, and further provided that Landlord shall not be entitled to a management fee for managing the construction of the Tenant Work under this Fourth Amendment. Notwithstanding that Landlord shall not receive a management fee for managing the performance of the Tenant Work, Tenant shall reimburse Landlord, promptly after demand, as rent under the Lease, for all reasonable charges and fees that Landlord actually pays to unaffiliated third parties in connection with reviewing or inspecting the Tenant Work.  If for any reason the Lease is terminated prior to the completion of all Tenant Work, Tenant shall, at its sole cost and risk, return the Premises as soon as is commercially practicable to at least as good a condition for the purposes of leasing to another tenant as it was in on the date Landlord tendered possession of it to Tenant, and shall indemnify Landlord for all lost profits and all cost and expense Landlord incurs as a result of or in connection with the failure of the Premises to be in at least as good a condition as it was in on the date Landlord tendered possession to Tenant.  Provided that the Tenant Work is completed in accordance with this Section, Tenant shall have no obligation to remove any portion of the Tenant Work at the end of the Term.

f.              Allowance.  Landlord shall reimburse Tenant for all or some portion of the Project Costs through an allowance (the “Allowance”) in the amount of $441,531.75, provided that the Project Costs shall include at least $225,000 for improvements and upgrades to the HVAC system and restrooms at the Premises.  Provided that no default then exists beyond any applicable cure period with respect to Tenant’s obligation to pay Rent and Tenant is then lawfully in occupancy of the Premises, Landlord shall pay to Tenant a sum in the amount of $441,531.75 within 60 days after the execution of this Fourth Amendment.  If Tenant has not received the Allowance within 60 days after the execution of this Fourth Amendment, Tenant may deduct any amount of the Allowance not yet received from Base Rent.  Tenant shall be solely responsible for all Project Costs in excess of the Allowance provided by Landlord.  Project Costs shall not include, and the Allowance shall not be payable with respect to, any overhead or other “internal” costs or expenses of Tenant, any costs or expenses which are not actually paid to third parties unaffiliated with Tenant, or any costs of purchasing, leasing, and/or installing any equipment or other personal property which will not become part of the Premises and the property of Landlord upon installation in the Premises.

4.             Subletting.  Notwithstanding the provisions of Section 15.2 of the Prior Lease to the contrary, if Tenant subleases all or any portion of the Premises, Landlord shall be entitled to receive, as rent under the Lease, 60% of all subleasing profits with a deduction only for a reasonable leasing commission.

5.             Brokers.  Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents or affiliates have dealt with any broker, finder or the like in connection with this Fourth Amendment, except Craig Fordyce and David Sandlin of Colliers International, who are representing Landlord, and Scott Daugherty and Jay Phillips of Cornish & Conroy Commercial, who are representing Tenant, the payment of whose commissions is Landlord’s responsibility under a separate agreement between Colliers International and Landlord.  Each of Landlord and Tenant agrees to indemnify, defend and hold the other harmless from and against all loss, expense (including reasonable attorney fees, legal costs and court costs), damage and liability resulting from the claims of any broker or finder (including anyone claiming to be a broker or finder) on account of any services claimed to have been rendered to the indemnifying party in connection with the transaction contemplated by this Second Amendment.

6.             Right of First Offer.  Tenant shall have a one-time (not continuing) right to make a first offer to lease (the “Right of First Offer”) from Landlord the approximately 9,916 rentable square feet of space currently occupied by Bioabsorbable Vascular Solutions, Inc. (“BVS”) in the building located at 825 East Middlefield (“the “Expansion Space”).  Tenant’s Right of First Offer is subject to the following conditions:

(i)           The Right of First Offer shall be subject to the rights and options of BVS pursuant to the terms and provisions of such existing tenant’s lease, as such lease may be later modified, amended or extended; and

(ii)          The Right of First Offer shall be void if Tenant has been or is then presently in default in the performance of any of its obligations beyond any applicable cure period under the Lease.

Provided the foregoing conditions are satisfied in each instance when the Expansion Space becomes available, if the Expansion Space becomes vacant and Landlord desires to lease the vacant Expansion Space, Landlord shall give Tenant written notice describing the location and size of such space, the estimated date upon which Landlord can deliver such space to Tenant, and the terms and conditions upon which Landlord is willing to lease the vacant Expansion Space (a “Landlord’s Availability Notice”). Tenant shall notify Landlord within 5 days following receipt of Landlord’s Availability Notice of Tenant’s election to lease all the Expansion Space upon all of the terms specified in the Landlord’s Availability Notice by written acceptance delivered to Landlord without any deviation in such offered terms (an “Election Notice”). If Tenant fails to notify Landlord of Tenant’s election to lease the Expansion Space within the time specified herein, it shall be deemed that: (a) Tenant has elected not to lease the Expansion Space; (b) Landlord may thereafter enter into a lease agreement with a third party for the Expansion Space; and (c) all rights under this Right of First Offer with respect to the Expansion Space shall terminate and be of no further force or effect. Time is of the essence herein.

If Tenant duly and timely exercises this Right of First Offer as herein provided with respect to the Expansion Space, Tenant shall deliver to Landlord a non-refundable deposit, equivalent to the first month’s Rent for the Expansion Space.  The Tenant shall have 10 business days after Landlord delivers a draft of an amendment for the Expansion Space in which to execute the amendment to the Lease setting forth the agreed-upon terms for such Expansion Space.  Upon full execution of an amendment for the Expansion Space, the non-refundable deposit shall be credited toward Base Rent for the Expansion Space, as agreed between the parties.

This Right of First Offer shall terminate and be of no force or effect if, at any time, Tenant is or has been in default, beyond any applicable cure period, of the performance of any of the covenants, conditions or agreements to be performed under the Lease; or the Premises are being subleased (to an entity other than a permitted transferee described in Section 15.4 of the

Original Lease) at the time of this Right of First Offer for any of the Expansion Space is offered to Tenant.

This Right of First Offer is personal to Tenant and any permitted transferee described in Section 15.4 of the Original Lease, and may not be assigned, voluntarily or involuntarily, separate from or as a part of the Lease. If Tenant duly and timely exercises this Right of First Offer for the Expansion Space, Landlord and Tenant shall execute an amendment to the Lease, adding the Expansion Space to the Premises and adjusting the Base Rent and Tenant’s proportionate share of the items set forth in Sections 6 and 7 of the Original Lease. If Tenant does not elect to exercise the Right of First Offer for any of the Expansion Spaces (or it is deemed that Tenant has not elected to exercise this Right of First Offer due to the lapse of time or any other failure of Tenant to strictly comply with the provisions of this Section 8), based upon the material terms proposed by Landlord in the applicable Landlord’s Availability Notice, all rights of Tenant under, in or to this Right of First Offer for the Expansion Space shall terminate and be of no further force or effect.

7.             Expansion Rights.  Except as provided in Section 8 of this Fourth Amendment, Tenant has no right of first offer with respect to any other space in the Park, no right to expand the Premises, and no other similar rights to any other space in the Park.

8.             Telecommunications.  Landlord and Tenant shall cooperate with each other and use commercially reasonable efforts to cause SBC to install fiber optic telecommunication lines or switches in the telecommunications vault at the Park that serves the Premises by December 1, 2005.  Landlord shall pay to SBC or any other third party any reasonable costs of installation, provided that Landlord shall be entitled to, and Tenant shall pay to Landlord, the amount of all discounts and rebates that Tenant may be entitled to receive in connection with the installation of the fiber optic lines or switches.  If the fiber optic lines or switches have not been installed within 90 days of the execution of this Fourth Amendment and Tenant experiences significant interruption in telephone and internet service at the Premises after such date and before the installation of the fiber optic lines or switches of 4 hours or more in any 24-hour period, Tenant shall be entitled to an abatement of Rent equivalent to 2 days’ Base Rent with respect to any interruptions caused by the equipment that is to be replaced with fiber optic connections.   Notwithstanding the foregoing, Tenant shall not be entitled to any abatement, credit, or set-off with respect to any interruption of service to the extent that any delay in installation of the fiber equipment is caused by an act or omission of Tenant or any agent of Tenant.

9.             Address Change.  The address for the payment of rent and for notices to Landlord under or in connection with the Lease is hereby designated as:

Middlefield II LLC

c/o Barthe and Wahrman

3601 Minnesota Drive

Suite 510

Bloomington, MN 55435

with a copy of all notices to:

Middlefield II LLC

c/o Eagle Ridge Partners LLC

5753 Wayzata Boulevard

St. Louis Park, MN 55416

and to:

Middlefield II LLC

c/o United Capital Corporation

1250 Bayfield Drive

Suite 121

San Bruno, CA 94066

Tenant’s address for all notices is at the Premises.

Signature Page to

Fourth Amendment to Lease Agreement

This FOURTH AMENDMENT TO LEASE AGREEMENT is executed and delivered as of the date first written above.

DITECH Communications Corporation

By:	/s/ William J. Tamblyn
Name:	William J. Tamblyn
Title:	EVP & CFO

Middlefield II LLC

By:	/s/ William K. Hoeg
Name:	William K. Hoeg
Title:	Manager